SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )


 Filed by the Registrant {X}

 Filed by a Party other than the Registrant { }

 Check the appropriate box:

 { }  Preliminary Proxy Statement
      { } Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 { }  Definitive Proxy Statement
 { }  Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        BIRMINGHAM STEEL CORPORATION
         ---------------------------------------------------------
              (Name of Registrant as specified in its charter)


                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)


 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 { }  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 { }  Fee paid previously with preliminary materials.
 { } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:




BIRMINGHAM
STEEL CORPORATION                   CONTACT:  J. DANIEL GARRETT, 205-970-1213
                                              OR
                                              ROY WINNICK/ROANNE KULAKOFF
                                              KEKST AND COMPANY (212) 521-4842
                                                                       OR 4837




               BIRMINGHAM STEEL SETS DATES FOR ANNUAL MEETING

BIRMINGHAM, Ala., Sept. 17, 1999 -- Birmingham Steel Corporation (NYSE: BIR) today announced that it has set the close of business on October 19, 1999 as the record date for determining shareholders eligible to vote at the Company's annual meeting, which has been scheduled for December 2, 1999, at a location and time to be determined.

Separately, the Company stated that a member of the dissident United Group, which previously stated its intention to engage in a proxy contest at the annual meeting, has today requested the Company to set a record date for the solicitation of written consents. The United Group has not stated whether its proposed consent solicitation will be in place of, or in addition to, its proposed proxy solicitation. The request for a consent solicitation record date is being referred to the Company's Board of Directors.

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The Company produces steel reinforcing bar, merchant products and SBQ (special bar quality) bar, rod and wire. The common stock of Birmingham Steel Corporation is traded on the New York Stock Exchange under the symbol "BIR."

Birmingham Steel Corporation (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the 1999 annual meeting of shareholders. The participants in this solicitation may include the directors of the Company (William J. Cabaniss, Jr., C. Stephen Clegg, Alfred C. DeCrane, Jr., E. Mandell de Windt, Robert A. Garvey, E. Bradley Jones, Robert D. Kennedy, Richard de J. Osborne and John H. Roberts) and the following executive officers, members of management and employees of the Company: Robert A. Garvey (Chairman and Chief Executive Officer), Brian F. Hill (Chief Operating Officer), Kevin E. Walsh (Executive Vice President - Chief Financial Officer), William R. Lucas, Jr. (Managing Director - Southern Region), Jack R. Wheeler (Managing Director - Northern Region), Raymond J. Lepp (Managing Director - Western Region), J. Daniel Garrett (Vice President - Finance & Control). Catherine W. Pecher (Vice President - Administration & Corporate Secretary), Charles E. Richardson III (General Counsel), Philip L. Oakes (Vice President - Human Resources), W. Joel White (Vice President - Information Technology) and Robert G. Wilson (Vice President - Business Development). As of the date of this communication, none of the foregoing participants individually owned in excess of 1 percent of the Company's common stock or in the aggregate in excess of 3 percent of the Company's common stock.

The Company has retained Credit Suisse First Boston Corporation ("CSFB") and Banc of America Securities LLC ("BAS") to act as its financial advisors, for which CSFB and BAS will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify CSFB, BAS and certain related persons against certain liabilities, including liabilities under federal securities laws, arising out of their engagement. Each of CSFB and BAS are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor BAS admit that it or any of its directors, officers or employees is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CSFB or BAS. In connection with their role as financial advisors to the Company, each of CSFB and BAS, and the following investment banking employees of CSFB or BAS, as the case may be, may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the
Company: Peter R. Matt, William C. Sharpstone and Murari S. Rajan of CSFB; and Gidon Y. Cohen, Shawn B. Welch and Sumner T. Farren of BAS. In the normal course of their business, both CSFB and BAS regularly buy and sell securities issued by the Company for their own account and for the accounts of their respective customers, which transactions may result in CSFB, BAS or their respective associates having a net "long" or net "short" position in the Company's securities, or option contracts or other derivatives in or relating to such securities. As of September 3, 1999, CSFB had a net long position of 14,200 shares of the Company's common stock and as of September 8, 1999, BAS had a net long position of 264,224 shares of the Company's common stock.